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[CYSIVE LOGO]

                                                  Contact:  John R. Lund, CFO
                                                  Press: Penny Karas
                                                  Cysive, Inc.
                                                  703.259.2300

                                                  Katherine Mittelbusher
                                                  Press: Eileen King
                                                  Morgen Walke Associates
                                                  212.850.5600

FOR IMMEDIATE RELEASE

                       CYSIVE(TM) ENDS CLIENT RELATIONSHIP

         Reston, Va. - August 23, 2000 - Cysive, Inc. (Nasdaq: CYSV), premier builders of e-business architectures, today announced that it terminated a time and materials contract with CorPay Solutions, Inc. for failure to pay its outstanding invoices. Cysive will take the necessary legal steps to recover the amounts owed by CorPay under the contract and protect its intellectual property rights.

         CorPay engaged Cysive in October of 1999 and has paid a total of approximately $4.5 million for services rendered. Due to this termination, Cysive expects revenues in the third quarter to be approximately $3.9 million lower than anticipated and expects revenues in the fourth quarter to be approximately $1.5 million lower than anticipated. As a result of this termination, the financial impact anticipated in the third quarter from loss of revenues, costs incurred, bad debt expense and other charges is expected to be approximately $5.0 million, or $0.12 per share after tax, on a fully diluted basis.

         "While we regret being forced to make this decision, the termination of the CorPay contract will free up valuable engineering resources for existing and new clients." said Nelson A. Carbonell, Jr., Chairman, President and Chief Executive Officer of Cysive.


ABOUT CYSIVE(TM)
Combining an experienced and highly skilled software engineering staff with the use of cutting-edge technologies, Cysive has established itself as a leading builder of custom e-business systems for customers ranging from dot com startups to Global 2000 leaders - including Cisco Systems, Classified Ventures (cars.com), First Union, Equifax and medibuy.com. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Boston, Chicago, Dallas, Mountain View, Calif., New York, Southern California and a sales office in Houston. Cysive can be found on the Internet at www.cysive.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's prospectus dated March 17, 2000 and its other filings under the 1934 Act, as amended.